EXHIBIT 99.1

Bizcom U.S.A., Inc.

5440 N.W. 33rd Avenue

Suite 106

Fort Lauderdale, FL 33309

Bizcom USA Announces Agreement with St. James Investment Group, Inc. for Merchant Banking Services

Fort Lauderdale, FL November 9, 2005

Ft. Lauderdale, FL November 9, 2005 - Bizcom USA, Inc., d/b/a CX2 Technologies (“CX2” or “the Company”) announces entering into a Merchant Banking Agreement with St. James Investment Group, Inc. (“St. James”). The agreement has a term of 36 months. CX2 is a company engaged in wireless communication technology and services. The Company also provides software and data communications for the Public Safety / Homeland Security market.

St. James will advise the Company on all of its Capital Market activities including the efficacy of its trading markets, all capital formation transactions as well as mergers and acquisition.   In addition, St. James will render, consulting and financial services to the Company with the intent of advising and assisting the Company in its efforts to create a publicly trading company. This will include organizing a rights offering to the company’s current shareholders and warrants holders.

“We are extremely pleased with the skills and experience we will access with St. James Investment Group, Inc.” stated, Hank Klein, President & CEO of the Company.  “We are confident that we have secured a financial partner that will help accelerate the company’s progress and maximize shareholder value.”

Gerald C. Parker, Chairman of St. James Investment Group, said, “We are very excited to be working with CX2 to help them realize the shareholder value we believe that this company deserves. We see an opportunity with a great deal of upside potential.”

About St. James Investment Group, Inc:  St. James Investment Group, Inc is a private investment company based in Palm Beach, Florida USA, that consults to both public and private companies. They focus on working with companies with strong market positions or franchise value that needs capital to execute their market strategy within the capital markets.

About CX2 Technologies CX2 Technologies provides spectrum efficient data and voice communication networks and equipment with applications suitable for Industrial / Commercial, Critical Infrastructure, Public Safety, and Homeland Security markets. CX2 Technologies also delivers emergency management and first responder software that integrates robust management tools with GIS mapping capabilities along with wireless data communication.

Forward Looking Statement Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters set forth in this news release are forward-looking statements. The forward looking statements set forth above involve risks and uncertainties that could cause actual results to differ materially from any such statement, including the risks and uncertainties discussed from time to time in the company's press releases, and public filings with the U.S. Securities and Exchange Commission.